EXHIBIT 99.1

HealthWarehouse.com Renews Senior Secured Debt With Melrose Capital

Renewal Highlights Senior Lender’s Continued Confidence in Management & Business Model

(CINCINNATI, OH, January 25, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only Verified Internet Pharmacy Practice Site (VIPPS) accredited online pharmacy licensed in all 50 states serving consumers who pay out of pocket for their prescriptions, today announced a renewal of the Company’s Senior Secured Debt.

“HealthWarehouse.com is keenly focused on executing its business plan and moving in a positive direction.  The Company’s recent recognition in major national publications provides additional validation of the business model,” said Tim Reilly, Managing Member of Melrose Capital.  “Moreover, with the recent appointment of Dan Seliga as Chief Operating Officer and Chief Financial Officer, we remain confident in the management team, board of directors and strategic direction of the business.”

Terms of the renewal from Melrose Capital extend the debt five months to May 31, 2016.

“We are fortunate to have the continued support of a great partner in Melrose Capital.  Their unwavering support has allowed the Company to further expand on the opportunity to serve consumers who pay out of pocket for their prescriptions,” said Lalit Dhadphale, President & CEO of HealthWarehouse.com.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Contact:

Melrose Capital
Tim Reilly
Managing Member
treilly@melrosecapital.com
781-620-1144

HealthWarehouse.com, Inc.
Lalit Dhadphale
President & CEO
lalit@healthwarehouse.com
859-444-7341